Exhibit 2.01

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 28, 2021, by and among Inspyr Therapeutics, Inc., a Delaware corporation (the “Company”), Rebus Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Rebus”), and Rebus Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Rebus (“Merger Sub”).

RECITALS

WHEREAS, the Company desires to reorganize into a holding company structure through the merger (the “Merger”) of Merger Sub with the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Rebus, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, at the Effective Time (as defined herein) of the Merger, each (i) outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”) shall be converted into one share of common stock, par value $0.0001 per share, of Rebus (the “Rebus Common Stock”), (ii) each share of Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company (“Company Series A Preferred Stock”) shall be converted into one share of Series A Preferred Stock, par value $0.0001 per share, of Rebus (“Rebus Series A Preferred Stock”), (iii) each share of Series B Convertible Preferred Stock, par value $0.0001 per share, of the Company (“Company Series B Preferred Stock”) shall be converted into one share of Series B Preferred Stock, par value $0.0001 per share, of Rebus (“Rebus Series B Preferred Stock”), (iv) each share of Series C Convertible Preferred Stock, par value $0.0001 per share, of the Company (“Company Series C Preferred Stock”) shall be converted into one share of Series C Preferred Stock, par value $0.0001 per share, of Rebus (“Rebus Series C Preferred Stock”), (v) each share of Series D Convertible Preferred Stock, par value $0.0001 per share, of the Company (“Company Series D Preferred Stock”) shall be converted into one share of Series D Preferred Stock, par value $0.0001 per share, of Rebus (“Rebus Series D Preferred Stock”), (vi) each share of Series E Convertible Preferred Stock, par value $0.0001 per share, of the Company (“Company Series E Preferred Stock”) shall be converted into one share of Series E Preferred Stock, par value $0.0001 per share, of Rebus (“Rebus Series E Preferred Stock”), and (vii) each share of Series F Convertible Preferred Stock, par value $0.0001 per share, of the Company (“Company Series F Preferred Stock”) shall be converted into one share of Series F Preferred Stock, par value $0.0001 per share, of Rebus (“Rebus Series F Preferred Stock”);

WHEREAS, the (i) Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock, Company Series E Preferred Stock, and Company Series F Preferred Stock is collectively referred to as “Company Preferred Stock” and (ii) Rebus Series A Preferred Stock, Rebus Series B Preferred Stock, Rebus Series C Preferred Stock, Rebus Series D Preferred Stock, Rebus Series E Preferred Stock, and Rebus Series F Preferred Stock is collectively referred to as “Rebus Preferred Stock”);

WHEREAS, the shares of Rebus Common Stock shall have the same designations, rights, powers, and preferences, and the qualifications, limitations, and restrictions thereof, as the shares of Company Common Stock and the shares of Rebus Preferred Stock shall have the same designations, rights, powers, and preferences, and the qualifications, limitations, and restrictions thereof, as the shares of the applicable Company Preferred Stock;

WHEREAS, the Certificate of Incorporation of Rebus (“Rebus Charter”) and the Bylaws of Rebus (“Rebus Bylaws”), each as in effect immediately following the Effective Time, shall contain provisions identical to the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), respectively, each as in effect immediately prior to the Effective Time, other than as permitted by Section 251(g) of the DGCL;

WHEREAS, Rebus and Merger Sub are newly formed corporations organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, own no assets (other than Rebus’s ownership of Merger Sub and nominal capital), and have taken no actions other than those necessary or advisable to organize the corporations and to effect the transactions herein contemplated and actions related thereto;

WHEREAS, the directors of the Company immediately prior to the Effective Time will cease to be directors of the Company and shall instead be the directors of Rebus immediately following the Effective Time;

WHEREAS, at the Effective Time, the Company Charter shall be amended and restated as set forth in this Agreement and as required by Section 251(g) of the DGCL;

WHEREAS, the parties intend that, for United States federal income tax purposes, (i) the Merger will qualify as an exchange described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code, and (iii) the stockholders of the Company will not recognize gain or loss in connection with the Merger; and

WHEREAS, the respective boards of directors of each of the Company and Rebus have approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and the sole director of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger; (ii) resolved to submit the adoption of this Agreement and the transactions completed hereby, including, without limitation, the Merger, to Merger Sub’s sole stockholder; and (iii) recommended that Merger Sub’s sole stockholder vote in favor of the adoption of this Agreement and the transactions completed hereby, including, without limitation, the Merger.

NOW, THEREFORE, in consideration of the premises and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Rebus, and Merger Sub hereby agree as follows:

Section 1. The Merger. In accordance with Section 251(g) of the DGCL and subject to, and upon the terms and conditions of, this Agreement, Merger Sub shall be merged with the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in Sections 251(g) and 259 of the DGCL.

Section 2. Effective Time. As soon as practicable after the execution and delivery of this Agreement and adoption of this Agreement by the sole stockholder of Merger Sub, the Company shall file with the Office of the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in the form attached hereto as Exhibit A, executed in accordance with the applicable provisions of the DGCL, and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such later date and time as set forth in the Certificate of Merger (the date and time that the Merger becomes effective, the “Effective Time”).

Section 3. Surviving Corporation Certificate of Incorporation. From and after the Effective Time, the Company Charter shall be amended and restated in the Merger by the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL (the “Surviving Corporation Charter”).

Section 4. Surviving Corporation Bylaws. From and after the Effective Time, the Company Bylaws shall be amended and restated in the Merger in the form attached hereto as Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and in accordance with the applicable provisions of the DGCL (the “Surviving Corporation Bylaws”).

Section 5. Directors.

a. Company. The directors of the Company in office immediately prior to the Effective Time shall (i) immediately prior to the Effective Time, elect successor directors to hold office as of the Effective Time (the “Successor Directors”) and (ii) as of the Effective Time, cease to be the directors of the Surviving Corporation. The Successor Directors shall hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and the Surviving Corporation Bylaws, or as otherwise provided by law.

b. Rebus. The directors of the Company in office immediately prior to the Effective Time shall be the directors of Rebus upon the Effective Time and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Rebus Charter and the Rebus Bylaws, or as otherwise provided by law.

Section 6. Officers.

a. Company. The officers of the Company in office immediately prior to the Effective Time shall remain the officers of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

b. Rebus. The officers of the Company in office immediately prior to the Effective Time shall be the officers of Rebus upon the Effective Time and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Rebus Charter and Rebus Bylaws, or as otherwise provided by law.

Section 7. Additional Actions. Subject to the terms of this Agreement, the parties shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Sections 251(g) of the DGCL. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its right, title, or interest in, to, or under any of the rights, properties, or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Company and Merger Sub, all such deeds, bills of sale, assignments, and assurances and to take and do, in the name and on behalf of each of the Company and Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all right, title, and interest in, to, and under such rights, properties, or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 8. Effect on Capital Stock and other Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Rebus, Merger Sub, or any holder of any securities thereof:

a. Conversion of Outstanding Company Common Stock. Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of Rebus Common Stock.

b. Conversion of Outstanding Company Preferred Stock. Each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of Rebus Preferred Stock, as applicable to the same class / series of Company Preferred Stock.

c. Conversion of Outstanding Company Stock Options. Each outstanding option to purchase Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of Rebus Common Stock.

d. Conversion of Capital Stock of Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

e. Conversion of Company Warrants. Each warrant to purchase Company Common Stock (“Company Warrant”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become a warrant to purchase Rebus Common Stock (“Rebus Warrant”) and Rebus shall assume each such Company Warrant in accordance with the terms of the Company Warrant. All rights with respect to the Company Common Stock subject to the Company Warrants assumed by Rebus shall be converted into rights with respect to Rebus Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by Rebus may be exercised solely for shares of Rebus Common Stock, (ii) the number of shares of Rebus Common Stock subject to each Company Warrant assumed by Rebus shall be the same (subject to adjustments further contained therein), (iii) the per share exercise price for the Rebus Common Stock issuable upon exercise of each Company Warrant assumed by Rebus shall be determined the same (subject to adjustments further contained therein), and (iv) any restriction on the exercise of any Company Warrant assumed by Rebus shall continue in full force and effect and the term, exercisability, vesting, price adjustments, and other provisions of such Company Warrant shall otherwise remain unchanged.

f. Conversion of Company Convertible Debt. Each convertible debt instrument of the Company, including but not limited to, promissory notes or debentures that are convertible into Company Common Stock (“Company Convertible Notes”) that are outstanding immediately prior to the Effective Time, shall be converted into and become the convertible debt instruments of Rebus, convertible into Rebus Common Stock (“Rebus Convertible Notes”) and Rebus shall assume each such Company Convertible Note in accordance with the terms of the Company Convertible Note. All rights with respect to the Company Common Stock subject to the Company Convertible Notes assumed by Rebus shall be converted into debt obligations with rights of conversion with respect to Rebus Common Stock. Accordingly, from and after the Effective Time: (i) each Company Convertible Note assumed by Rebus may be converted solely for shares of Rebus Common Stock, (ii) the per share conversion price for conversion into Rebus Common Stock issuable upon conversion of each Company Convertible Note assumed by Rebus shall be identical in terms (subject to adjustments to conversion price as further contained therein), and (iii) any restriction on the conversion of any Company Convertible Note assumed by Rebus shall continue in full force and effect and the maturity date, conversion terms, penalties, price adjustments, negative covenants, and other provisions of such Company Convertible Note shall otherwise remain unchanged

g. No Further Ownership Rights of Company Common Stock. Upon conversion thereof in accordance with this Section 8, all shares of Company Common Stock, Company Preferred Stock, and Company Convertible Notes shall be cancelled and cease to be outstanding, such conversion to be deemed paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, Company Preferred Stock and Company Convertible Notes, except, in all cases, as set forth in Section 12 and Section 251(g) of the DGCL. From and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock, Company Preferred Stock or Company Convertible Notes on the transfer books of the Surviving Corporation. If, after the Effective Time, any certificate that immediately prior to the Effective Time represented shares of Company Common Stock or Company Preferred Stock (a “Certificate”) is presented to the Surviving Corporation or its transfer agent for any reason, such Certificate shall be cancelled and exchanged as provided in Section 12.

Section 9. Reserved.

Section 10. No Change of Control. The Company and Rebus agree that the Merger does not constitute a “Change of Control” under any contractual agreement of the Company.

Section 11. Reservation of Shares. On or prior to the Effective Time, Rebus will reserve sufficient shares of Rebus Common Stock and Rebus Preferred Stock to provide for the issuance of (i) Rebus Common Stock, (ii) Rebus Preferred Stock, and (iii) shares of Rebus Common Stock underlying the Rebus Preferred Stock, Rebus Warrants and Rebus Convertible Notes at the Effective Time.

Section 12. Stock Certificates. From and after the Effective Time until thereafter surrendered to Rebus or its transfer agent for transfer or exchange in the ordinary course, each Certificate shall be deemed for all purposes to evidence ownership of and to represent the shares of Rebus Common Stock or Rebus Preferred Stock, as applicable into which the shares of Company Common Stock or Company Preferred Stock represented by such Certificate immediately prior to the Effective Time have been converted pursuant to this Agreement, and each such Certificate shall be so registered on the books and records of Rebus and its transfer agent.

Section 13. Rebus Shares. Prior to the Effective Time, the Company and Rebus shall take any and all actions as are necessary to ensure that each share of capital stock of Rebus that is owned by the Company immediately prior to the Effective Time shall be cancelled and cease to be outstanding from and after the Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.

Section 14. No Appraisal Rights. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of Company Common Stock in connection with the Merger.

Section 15. Tax Treatment. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), and the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The Merger is also intended to constitute a transaction as to which the rights of the holders of the Company Common Stock and Company Preferred Stock have been previously defined, and in which such holders will exchange such stock for all the Rebus Common Stock and Rebus Preferred Stock (constituting all the issued and outstanding stock of Rebus and “control” of Rebus within the meaning of Section 368(c) of the Code), subject to Section 351(a) and related provisions of the Code. Each party hereto shall use its reasonable best efforts to cause the Merger to qualify for the foregoing treatment, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying for such treatment. Each party hereto shall file all tax returns (including amended returns and claims for refunds) in a manner consistent with such treatment and shall use their reasonable best efforts to sustain such treatment in any subsequent tax audit or dispute.

Section 16. Termination. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, at any time prior to the Effective Time, by action of the board of directors of the Company. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and none of the Company, Rebus, Merger Sub, or any of their respective stockholders, directors, or officers shall have any liability with respect to such termination or abandonment.

Section 17. Amendments. At any time prior to the Effective Time, this Agreement may be supplemented, amended, or modified, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, by the mutual consent of the parties to this Agreement; provided, however, that no amendment shall be effected subsequent to the adoption of this Agreement by the sole stockholder of Merger Sub that by law requires further approval or authorization by the sole stockholder of Merger Sub or the stockholders of the Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

Section 18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 19. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original and all of which shall constitute one and the same agreement. Facsimile copies or “PDF” or similar electronic data format copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 20. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 21. Severability. The provisions of this Agreement are severable, and in the event that any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

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IN WITNESS WHEREOF, the Company, Rebus, and Merger Sub have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

INSPYR THERAPEUTICS, INC.

By:
Name: Raul Silvestre
Title: Chief Executive Officer

REBUS HOLDINGS, INC.

By:
Name: Raul Silvestre
Title: Chief Executive Officer

REBUS SUB, INC.

By:
Name: Dennis Gluck
Title: Incorporator